WASHINGTON REAL ESTATE INVESTMENT TRUST
ANNUAL REPORT 2001

[GRAPHIC]

VALUE 36 consecutive years of

increased earnings per share

GROWTH 31 consecutive years of

increased dividends per share

PERFORMANCE 29 consecutive

years of increased funds from

operations per share

                                MISSION STATEMENT

Washington Real Estate Investment Trust, founded in 1960 and headquartered in Rockville, Maryland, invests in a diversified range of income-producing property types. Our purpose is to acquire and manage real estate investments in markets we know well and protect our assets from single property-type value fluctuations through diversified holdings. Our goal is to continue to safely increase earnings and shareholder value.

SELECTED FINANCIAL AND OPERATING DATA
IN MILLIONS, EXCEPT FULLY DILUTED PER SHARE AMOUNTS

                                    2001       2000      1999     1998     1997
--------------------------------------------------------------------------------
FOR THE YEAR
Real Estate Revenue                $ 148      $ 135     $ 119    $ 104    $ 79
Income before Gain
  on Sale of Real Estate              48         42        36       34      30
Net Income                            52         45        44       41      30
Funds from Operations                 74         64        56       50      41
Cash Dividends Paid                   50         44        41       40      36
Average Shares Outstanding            39         36        36       36      33

PER FULLY DILUTED COMMON SHARE
Income before Gain
  on Real Estate                  $ 1.27     $ 1.16    $ 1.02    $ .96   $ .90
Net Income                          1.38       1.26      1.24     1.15     .90
Funds from Operations               1.96       1.79      1.57     1.39    1.23
Cash Dividends Paid                 1.31       1.23      1.16     1.11    1.07

AT YEAR END
Total Assets                       $ 708      $ 632     $ 608    $ 559   $ 469
Total Debt                           360        351       330      283     203
Shareholders' Equity                 324        259       257      254     252

                                                                         [PHOTO]

TO OUR SHAREHOLDERS


What a year! The high-technology implosion, major national retail chains filing for bankruptcy, September 11, 2001, continued decline in the economy, international unrest, poor earnings reports with guarded future guidance, all topped off with the Enron affair.

     WRIT has weathered this storm quite well. Our total return for the year was 11.25%. But WRIT also has been negatively affected by the declining economy. It slowed our growth from high double-digit earnings and funds from operations per share to a very respectable 9.5% increase over the year 2000. Our financial statement continues to be one of the strongest in the industry. WRIT continues to retain an A- and Baa1 rating from Standard & Poor's and Moody's, respectively. I feel very comfortable that our geographic focus in the Washington-Baltimore region, property-type diversification, and solid balance sheet will enable us to continue in 2002 to grow our earnings and dividends in spite of the soft economy.

     The recent Enron event has led to increased concern about accounting practices and reliable earnings reports. Since Arthur Andersen, Enron's auditor, is our auditor, your Trustees and Audit Committee have had in-depth discussions with Andersen's senior managers about the Enron affair and its implications for WRIT. I can assure you, as Arthur Andersen told the Trustees, that management has not applied any undue pressure on Arthur Andersen to take unusually aggressive positions.

     Arthur Andersen has been our auditor since 1996. Prior to that time, Price Waterhouse, now known as PWC, was our auditor. We changed auditors because PWC moved both their real estate audit and tax groups to Atlanta, Georgia. During PWC's relocation, WRIT was assigned local PWC audit personnel unfamiliar with real estate with assistance from the new head real estate office in Atlanta. We found that arrangement unacceptable.

     Consequently, we invited four of the Big Five accounting firms, including PWC, to bid for our business. Both the Audit Committee and management were involved in the process. We compared the firms by using a matrix developed by WRIT, which included critical real estate and, in particular, REIT criteria. The result of several presentations and meetings with each of the firms led us to choose Arthur Andersen. WRIT has been very satisfied with the partners and associates assigned to us.

     Until recently, Arthur Andersen has enjoyed an impeccable reputation, although from time to time they, like the other large national or international auditing firms, have been cited and, indeed, fined for failure to properly perform. The root of the problem begins with management seeking out ways to demonstrate performance, usually through financial engineering. Often it is through off-balance sheet transactions and trading cover-ups. WRIT has no off-balance sheet transactions or technology ventures, nor are we in a trading business. So what you see in our reporting is real. Unless there is some new definitive reason to sever the relationship, WRIT plans to keep Arthur Andersen as its auditor. In the meantime, WRIT is pursuing a contingency plan.

     Similar to many professional economists, I expect that sometime in the late third quarter and into the fourth quarter of 2002 we should begin seeing a real recovery. Our diversified portfolio will continue to serve us well. It will enable us to continue to extend our record of 36 consecutive years of increased earnings per share, 31 consecutive years of increased dividends per share, and 29 years of increased funds from operations per share.

     Please read the following pages to become better acquainted with your company regarding its properties and financial performance.

Sincerely,

/s/ Edmund B. Cronin, Jr.

Edmund B. Cronin, Jr.
Chairman of the Board,
President and Chief Executive Officer

[GRAPHIC]

the results:
year after year of performance

[GRAPHIC]

WRIT VS. REIT INDUSTRY FFO PER SHARE GROWTH 1999-2001

FFO per share growth is the most widely recognized earnings performance measure in the REIT industry. As reflected in the accompanying graph, WRIT has outperformed industry average FFO per share growth by 616 basis points over the last three years. The extent of WRIT's outperformance has increased in each of the last three years. WRIT's average 12.3% FFO per share growth over the last three years is one of the highest in the industry.

RATIO OF OPERATING EXPENSES AND G&A TO REVENUE

WRIT's ability to achieve its performance goals includes proactively managing its operating expenses and G&A without diminishing quality service to its tenants. The result, as the accompanying chart demonstrates, is that the ratio of operating expenses and G&A to revenue continues to improve.

[GRAPHIC]

[GRAPHIC]

RETURN ON INVESTED CAPITAL

In all businesses, return on invested capital (ROIC) is an extremely important measure of company performance. WRIT's extraordinary performance is a result of the effective deployment of capital combined with hands-on management, leasing, and a value-added focus. WRIT's average 12.3% ROIC ranks fourth out of the 73 companies studied over the 19-quarter period. Over the past eight quarters, WRIT ranks second out of 106 companies.

[GRAPHIC]

QUARTER AVERAGES FROM FIRST QUARTER 1997
TO THIRD QUARTER 2001
SOURCE: CREDIT SUISSE FIRST BOSTON

PROPERTY-TYPE DIVERSIFICATION

The Greater Washington regional economy is unique, anchored by the very significant federal government presence. With the federal government stability driving continued private sector growth, the region can expect to experience one of the most favorable economic environments in the United States. Owning a diversified property-type portfolio enables WRIT to focus on the Greater Washington region without the concerns of single property-type owners regarding asset concentration and value fluctuations.

[GRAPHIC]

[GRAPHIC]


the strategy:
disciplined asset management

[GRAPHIC]

ACQUISITIONS

One Central Plaza is a 12-story, 274,000-square-foot building containing eight levels of office space and four levels of parking, located at 11300 Rockville Pike in Montgomery County, MD. It is located in the heart of the county across from White Flint Mall, two blocks from the White Flint Metro Station and the Nuclear Regulatory Commission, and within one mile of the National Naval Medical Hospital and the National Institutes of Health. At the time of acquisition, the property was 99.9% occupied by 62 tenants, a definite WRIT profile property with its small tenant base and an "A" location.

     WRIT paid $44.4 million or $162.04 per square foot for the building, which was below replacement cost. The initial fiscal year 2002 yield is projected to be 10.4%. In addition to synergies with other properties WRIT owns nearby, substantial upside in rents is expected as both parking and office rental rates are below the current market.

Sullyfield Commerce Center is comprised of two one-story with mezzanine flex warehouse buildings containing 248,000 square feet. The property is located at 14320-14370 Sullyfield Circle, Chantilly, VA. The acquisition price was $21.6 million or $87.10 per square foot. This property complements other properties WRIT owns within the Sullyfield Business Park. With this acquisition, WRIT now owns 426,457 square feet in this 1.7-million-square-foot business park. At acquisition, the property was 100% occupied by nine tenants. The average in-place rents of those tenants expiring through 2005 are estimated to be 27% below market. Initial fiscal year 2002 yield is expected to be 10.3%.

[GRAPHIC]

[GRAPHIC]                          [GRAPHIC]                           [GRAPHIC]

DISPOSITIONS

In 2001, WRIT sold its former headquarters at 10400 Connecticut Avenue in Kensington, MD, for $8,400,000. This sale resulted in a net gain of $4,296,000. Since the commencement of WRIT's asset disposition program in 1998, WRIT has sold 10 properties. In each case, the sale proceeds were reinvested, on a tax-deferred basis, into properties that management believes will have substantially stronger earnings potential in line with WRIT's long-term objectives.

                                    [GRAPHIC]

There are four components to WRIT's capital improvement expenditures. Acquisition-related--when acquiring assets, as part of WRIT's total acquisition price an additional investment is expected for replacement of building components, for example, a new roof or other major replacement needs and deferred maintenance. Tenant improvements--generally when a tenant renews or a new tenant commits for space, improvements to the space is expected to be paid by WRIT. Expansions and major renovations--capital expenditures for new construction, new facades, the retrofit of elevators and lobbies, and other major projects. Recurring capital improvements--the combination of many smaller capital expenditure items that must be spent to keep the properties in first-class operating condition to meet tenant expectations.

     Capital improvement expenditures are considered either accretive or non-accretive. Although they both add value to a property over its lifetime, current income may not increase in the short term. For investment analysis purposes, it is necessary to identify the accretive versus the non-accretive capital expenditures.

                                   [GRAPHIC]

[GRAPHIC]                                                              [GRAPHIC]

the portfolio:

[GRAPHIC]

[GRAPHIC]

[GRAPHIC]

/\
--  multi-family

1   Roosevelt Towers
    Falls Church, Virginia

2   Park Adams
    Arlington, Virginia

3   Munson Hill Towers
    Falls Church, Virginia

4   Country Club Towers
    Arlington, Virginia

5   3801 Connecticut Avenue, NW
    Washington, D.C.

6   Walker House Apartments
    Gaithersburg, Maryland

7   The Ashby at McLean
    McLean, Virginia

8   Bethesda Hill Apartments
    Bethesda, Maryland

9   Avondale Apartments
    Laurel, Maryland

/\
\/  retail centers

1   Takoma Park Shopping Center
    Takoma Park, Maryland

2   Westminster Shopping Center
    Westminster, Maryland

3   Concord Centre
    Springfield, Virginia

4   Wheaton Park Shopping Center
    Wheaton, Maryland

5   Bradlee Shopping Center
    Alexandria, Virginia

6   Chevy Chase Metro Plaza
    Washington, D.C.

7   Montgomery Village Center
    Gaithersburg, Maryland

8   The Shoppes of Foxchase
    Alexandria, Virginia

9   Frederick County Square
    Frederick, Maryland

10  The 800 Block of
    South Washington Street
    Alexandria, Virginia

[_] office buildings

1   1901 Pennsylvania Avenue, N.W.
    Washington, D.C.

2   51 Monroe Street
    Rockville, Maryland

3   7700 Leesburg Pike
    Tysons Corner, Virginia

4   515 King Street
    Alexandria, Virginia

5   The Saratoga Building
    Rockville, Maryland

6   The Lexington Building
    Rockville, Maryland

7   Brandywine Center
    Rockville, Maryland

8   Tycon II
    Tysons Corner, Virginia

9   Tycon III
    Tysons Corner, Virginia

10  6110 Executive Boulevard
    Rockville, Maryland

11  1220 19th Street, NW
    Washington, D.C.

12  Maryland Trade Center I
    Greenbelt, Maryland

13  Maryland Trade Center II
    Greenbelt, Maryland

14  1600 Wilson Boulevard
    Arlington, Virginia

15  7900 Westpark Drive
    Tysons Corner, Virginia

16  Woodburn Medical Park I & II
    Fairfax, Virginia

17  8230 Boone Boulevard
    Tysons Corner, Virginia

18  600 Jefferson Plaza
    Rockville, Maryland

19  1700 Research Boulevard
    Rockville, Maryland

20  11821 Parklawn Drive
    Rockville, Maryland

21  Wayne Plaza
    Silver Spring, Maryland

22  Courthouse Square
    Alexandria, Virginia

23  One Central Plaza
    Rockville, Maryland

..   industrial/flex properties

1   Capital Freeway Center
    Washington, D.C. (sold 2/02)

2   Fullerton Industrial Park
    Springfield, Virginia

3   Pepsi-Cola Distribution Center
    Forestville, Maryland

4   Charleston Business Center
    Rockville, Maryland

5   Tech 100 Industrial Park
    Elkridge, Maryland

6   Crossroads Distribution Center
    Elkridge, Maryland

7   Alban Business Center
   Springfield, Virginia

8   The Earhart Building
    Chantilly, Virginia

9   Ammendale Technology Park I
    Beltsville, Maryland

10  Ammendale Technology Park II
    Beltsville, Maryland

11  Pickett Industrial Park
    Alexandria, Virginia

12  Northern Virginia Industrial Park
    Lorton, Virginia

13  8900 Telegraph Road
    Lorton, Virginia

14  Dulles South IV
    Chantilly, Virginia

15  Sully Square
    Chantilly, Virginia

16  Sullyfield Commerce Center
    Chantilly, Virginia
the future:

Opportunities for adding value

Value is not created through acquisitions alone. There must be opportunities to add value through creative thinking. With each new acquisition and the constant review of existing properties, WRIT looks for added-value opportunities through the use of excess density or favorable code modifications.

[GRAPHIC]

1901 PENNSYLVANIA AVENUE, NW

Facade renovation (new curtain wall)
98,000 square feet
Completion expected May 2002

WRIT ROSSLYN CENTER

        Use of excess density
 211 apartments/10 townhouses
Completion expected late 2004

[GRAPHIC]

[GRAPHIC]

WESTMINSTER SHOPPING CENTER

Renovation and re-tenanting
146,000 square feet
Completion expected May 2002

WALKER HOUSE

Mechanical building conversion
                 14 apartments
      Completion expected 2004

[GRAPHIC]

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

WRIT's discussion and analysis of its financial condition and results of operations are based upon WRIT's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires WRIT to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, WRIT evaluates the company's estimates, including those related to estimated useful lives of real estate assets, cost reimbursement income, bad debts, contingencies and litigation. WRIT bases the company's estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates.

CRITICAL ACCOUNTING POLICIES

WRIT believes the following critical accounting policies affect the company's more significant judgments and estimates used in the preparation of the company's consolidated financial statements. WRIT's significant accounting policies are described in Note 1 in the Notes to the Consolidated Financial Statements.

Revenue Recognition

WRIT's revenue recognition policy is significant because revenue is a key component of the company's results from operations. In addition, revenue recognition determines the timing of certain expenses, such as leasing commissions and bad debt. WRIT recognizes real estate rental revenue including cost reimbursement income when earned in accordance with SFAS 13, "Accounting for Leases". This requires WRIT to recognize rental revenue on a straight-line basis over the term of the company's leases. WRIT maintains an allowance for doubtful accounts for estimated losses resulting from the inability of the company's tenants to make required payments.

Estimated Useful Lives of Real Estate Assets

Real estate assets are depreciated on a straight-line basis over estimated useful lives not exceeding 50 years. All capital improvement expenditures associated with replacements, improvements, or major repairs to real property are depreciated using the straight-line method over their estimated useful lives ranging from 3 to 30 years. All tenant improvements are amortized over the shorter of the useful life or the term of the lease. Maintenance and repair costs are charged to expense as incurred.

Impairment Losses on Long-Lived Assets

WRIT recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the net undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such carrying amount is in excess of the estimated projected operating cash flows of the property, WRIT would recognize an impairment loss equivalent to an amount required to adjust the carrying amount to the estimated fair market value. There were no property impairments recognized during the three-year period ending December 31, 2001.

RESULTS OF OPERATIONS

Real Estate Rental Revenue: 2001 Versus 2000
Total revenues for 2001 increased $13.7 million, or 10%, to $148.4 million from $134.7 million in 2000. The percentage increase in real estate rental revenue from 2000 to 2001 by property type was as follows:

Office Buildings                                                            14%
Retail Centers                                                               5%
Multifamily                                                                  5%
Industrial/Flex Properties                                                   8%

     During 2001, WRIT's office building revenues and operating income increased by 14% and 15%, respectively, over 2000. These increases were primarily due to the 2001 acquisition of One Central Plaza and 2000 acquisitions of Wayne Plaza and Courthouse Square combined with increased rental rates for the sector, offset in part by the 2001 sale of 10400 Connecticut Avenue. 3.5% of the real estate portfolio revenues are attributable to WRIT's medical office buildings, which WRIT considers to have less exposure to economic trends than typical office buildings. Occupancy levels remained relatively unchanged.

     Revenues and operating income in WRIT's core group of office buildings (excluding 2001 and 2000 acquisitions and dispositions) increased 4% and 5%, respectively, from 2000 to 2001. The increases in revenue and operating income were a result of strong rental rate growth throughout the sector. WRIT's office markets are strong and, while there is a significant amount of office development underway in several submarkets, management anticipates that this sector will continue to perform well in 2002. Economic occupancy rates for the core group of office buildings averaged 98% for 2001 and 97% for 2000. Economic occupancy is defined as gross rental revenue less vacancy losses.

     Rental rate increases of 4% for the core group of office buildings were the result of increases at nearly all of the properties. During 2001, WRIT executed new leases for 515,000 square feet of office space at an average face rent increase of 18% on a non-straight line basis.

     During 2001, WRIT's retail center revenues and operating income increased by 5% and 6%, respectively, over 2000. The change was primarily attributable to increased rental rates across the sector offset in part by the 2000 sales of Prince William Plaza and Clairmont retail center. Occupancy levels remained relatively unchanged.

     Retail center revenue and operating income in WRIT's core retail centers (excluding 2001 and 2000 acquisitions and dispositions) increased 7% and 8%, respectively, from 2000 to 2001 due primarily to the 8% growth in retail center rental rates for this same group.

     Rental rate increases of 8% for the core group of retail centers were the result of increases at the majority of the properties. During 2001, WRIT executed new leases for 188,000 square feet of retail space at an average face rent increase of 64% on a non-straight line basis.

     WRIT's multifamily revenues and operating income increased by 5% and 4%, respectively, in 2001 over 2000. These increases were primarily due to increased rental rates offset by declining occupancy levels across the sector.

     WRIT's multifamily sector core group revenues and operating income increased 4% and 6%, respectively. These increases were the result of the 7% rental rate increase throughout the group. Economic occupancy rates for the core group of multifamily averaged 95% in 2001 and 97% in 2000.

     WRIT's industrial/flex property revenues and operating income increased by 8% and 6%, respectively, in 2001 over 2000. These increases were primarily due to the 2001 acquisitions of Sullyfield Commerce Center as well as increased rental rates and occupancy levels across the sector.

     Revenues and operating income in WRIT's core group of industrial/ flex properties (excluding 2001 and 2000 acquisitions and dispositions) increased 6% and 8%, respectively, from 2000 to 2001 as a result of rental rate growth and higher occupancy levels in 2001 compared to 2000. Economic occupancy rates for the core group of industrial properties averaged 98% in 2001 compared to 97% in 2000.

     Rental rate increases of 6% for the core group of industrial/flex centers were the result of increases at the majority of the centers. During 2001, WRIT executed new leases for 451,000 square feet of industrial space leases at an average face rent increase of 9.3% on a non-straight line basis.

Real Estate Rental Revenue: 2000 Versus 1999
Total revenues for 2000 increased $15.8 million, or 13%, to $134.7 million from $119.0 million in 1999. The percentage increase in real estate rental revenue from 1999 to 2000 by property type was as follows:

Office Buildings                                                            15%
Retail Centers                                                               1%
Multifamily                                                                 14%
Industrial/Flex Properties                                                  19%

     During 2000, WRIT's office building revenues and operating income increased by 15% and 17%, respectively, over 1999. These increases were primarily due to increased rental rates for the sector, the 2000 acquisitions of Wayne Plaza and Courthouse Square and the 1999 acquisitions of 600 Jefferson Plaza, 1700 Research Boulevard and Parklawn Plaza. These increases were offset in part by the 1999 sales of Arlington Financial Center and 444 N. Frederick Road and a slight decline in occupancy levels.

     Revenues and operating income in WRIT's core group of office buildings (excluding 2000 and 1999 acquisitions and dispositions) increased 9% and 10%, respectively, from 1999 to 2000. These increases were a result of strong rental rate growth with some moderate occupancy gains throughout the sector. Economic occupancy rates for the core group of office buildings averaged 97% for 2000 and 1999.

     Rental rate increases of 7% for the core group of office buildings were the result of increases at nearly all of the properties. During 2000, WRIT executed new leases for 758,000 square feet of office space at an average face rent increase of 18% on a non-straight line basis.

     During 2000, WRIT's retail center revenues and operating income increased by 1% and 2%, respectively, over 1999. The increases were due to the 2000 acquisition of 833 S. Washington Street combined with increased rental rates and occupancy levels, offset by the 2000 sales of Prince William Plaza and Clairmont Center.

     Revenues and operating income in WRIT's core retail centers (excluding 2000 and 1999 acquisitions and dispositions) increased 4% and 8%, respectively, from 1999 to 2000 due to increased rental rate growth. Retail center rental rates for this same group increased 5% in 2000 over 1999.

     Rental rate increases of 5% for the core group of retail centers were the result of increases at the majority of the properties. During 2000, WRIT executed new leases for 181,000 square feet of retail space at an average face rent increase of 15% on a non-straight line basis.

     WRIT's multifamily revenues and operating income increased by 14% and 19%, respectively, in 2000 over 1999. These increases were primarily due to the 1999 acquisition of Avondale Apartments, combined with increased rental rates and occupancy levels across the sector.

     WRIT's multifamily sector core group revenues and operating income (excluding the Avondale Apartments acquired in 1999) increased 7% and 11%, respectively. These increases were the result of the 6% rental rate increase throughout the group. Economic occupancy rates for the core group of multifamily averaged 97% in both 2000 and 1999.

     WRIT's industrial/flex property revenues and operating income increased by 19% and 21%, respectively, in 2000 over 1999. These increases were primarily due to the 1999 acquisitions of Dulles South IV, Amvax and Sully Square, as well as increased rental rates and occupancy levels primarily at Northern Virginia Industrial Park, offset in part by the loss of revenues from the 1999 sales of the Department of Commerce Industrial Center and V Street Distribution Center.

     Revenues and operating income in WRIT's core group of industrial/ flex properties (excluding 2000 and 1999 acquisitions and dispositions) increased 17% and 10%, respectively, from 1999 to 2000 due to increased rental rate growth and higher occupancy levels. Economic occupancy rates for the core group of industrial properties averaged 96% in 2000 compared to 94% in 1999.

     Rental rate increases of 4% for the core group of industrial/flex properties were the result of increases at the majority of the centers. During 2000, WRIT executed new leases for 1,083,000 square feet of industrial space leases at an average face rent increase of 19% on a non-straight line basis.

OPERATING EXPENSES AND OTHER RESULTS OF OPERATIONS

Real estate operating expenses as a percentage of revenue were 28% for both 2001 and 2000 and 30% for 1999. Real estate operating expenses increased to $42.1 million in 2001 from $38.3 million in 2000 and $35.3 million in 1999 in general due to the acquisition of three real estate properties in 2001, three real estate properties in 2000 and seven real estate properties in 1999 as well as higher real estate taxes due to increases in assessed value throughout much of the portfolio. Core portfolio operating expenses increased 4% in 2001 from 2000 and 5% in 2000 from 1999 due primarily to higher real estate taxes and property management fees attributable to the increase in real estate revenue. It should be noted property management fees are passed through to tenants as part of the full service rent or as a contractual pass through.

     Depreciation and amortization expense increased $4.0 million in 2001 from 2000 due to total acquisitions of $67.8 million in 2001, $26.6 million of acquisitions throughout 2000 and capital and tenant improvement expenditures, of $14.0 million and $16.3 million for 2001 and 2000, respectively. Depreciation and amortization expense increased $3.1 million in 2000 from 1999 due to $26.6 million of acquisitions in 2000, $61.8 million in acquisitions throughout 1999 and $16.3 million and $18.4 million, respectively, in 2001 and 2000 capital and tenant improvement expenditures.

     Interest expense increased $1.5 million in 2001 from 2000. The increase is primarily attributable to the issuance of $55.0 million in medium-term notes in November 2000 used to pay off WRIT's unsecured lines of credit and the assumption of an $8.5 million mortgage in November 2001 with the acquisition of Sullyfield Commerce Center. Interest expense increased $3.3 million in 2000 from 1999. The increase is primarily attributable to a higher average unsecured line of credit balance outstanding combined with higher variable interest rates, the issuance of $55.0 million in medium-term notes in November 2000 used to pay off WRIT's unsecured lines of credit and the assumption of an $8.7 million mortgage in September 1999 with the acquisition of Avondale Apartments.

     General and administrative expenses were $6.1 million for 2001 as compared to $7.5 million for 2000 and $6.2 million for 1999. The decrease in general and administrative expenses in 2001 from 2000 was primarily attributable to increased property management fees passed through to tenants in 2001 that in turn reduced the administrative expenses of the Trust. General and administrative expenses also declined in 2001 due to lower incentive compensation as a result of a reduced rate of growth of the Trust. The increase in general and administrative expenses in 2000 from 1999 was primarily attributable to increased incentive compensation due to the high rate of growth of the Trust.

     Gain on sale of real estate was $4.3 million for the year ended December 31, 2001, resulting from the sale of 10400 Connecticut Avenue. Gain on sale of real estate in 2000 was $3.6 million resulting from the sales of Prince William Plaza and Clairmont Center. The $7.9 million gain on sale of real estate in 1999 resulted from the sales of Arlington Financial Center, 444 North Frederick Avenue, Department of Commerce and V Street Distribution Center.

CAPITAL RESOURCES AND LIQUIDITY

WRIT has utilized the proceeds of share offerings, unsecured and secured debt issuance (medium and long-term fixed interest rate debt), bank lines of credit and cash flow from operations for its capital needs. Management believes that external sources of capital will continue to be available to WRIT from its existing unsecured bank line of credit commitments and from selling additional shares and/or the sale of medium or long-term secured or unsecured notes. The funds raised would be used for new acquisitions and capital improvements.

     Management believes that WRIT has the liquidity and the capital resources necessary to meet all of its known obligations and to make additional property acquisitions and capital improvements when appropriate to enhance long-term growth.

     WRIT has two line of credit commitments in place from commercial banks: a $25.0 million line of credit and a $50.0 million line of credit. Both bear interest at an adjustable spread over LIBOR based on the Trust's interest coverage ratio and public debt rating. As of December 31, 2001, WRIT had $0 outstanding under the company's lines of credit. The $25.0 million line of credit matures March 2002, and negotiations for renewal of this line of credit are under discussion.

     The lines of credit and senior and medium-term notes payable contain certain financial and non-financial covenants, all of which WRIT has met as of December 31, 2001. The covenants at present require insurance coverage for all perils or special form types of insurance. The loan documents currently make no specific reference to terrorism insurance. WRIT believes it is currently covered against such acts under the insurance coverage in full force and effect until renewal in September 2002. WRIT anticipates obtaining additional insurance coverage at higher costs upon renewal; however, the Trust's financial condition and results of operations are subject to the risks associated with acts of terrorism and the potential for uninsured losses as the result of any such act.

     WRIT acquired three properties in 2001 for total acquisition costs of $67.8 million. Acquisitions in 2000 included three improved properties and the land under Munson Hill Towers at a cost of $26.6 million. Seven properties were acquired in 1999 for a total acquisition cost of $61.8 million.

     2001 acquisitions were funded through income from operations, line of credit advances and proceeds from the public offering in April 2001 and a property sale in September 2001. On April 24, 2001 WRIT completed a public offering of 2.3 million shares. The $53.1 million net proceeds were used to repay $43.0 million in borrowings under the Trust's line of credit. WRIT disposed of one property in 2001 resulting in net proceeds of $ 8.1 million.

     Line of credit advances and the use of proceeds from property sales financed the 2000 acquisitions in February and August 2000. WRIT disposed of two properties in 2000 resulting in net proceeds of $5.7 million. The proceeds from these sales were used to partially fund 2000 acquisitions. On November 6, 2000, WRIT sold $55.0 million of 7.78% unsecured notes due November 2004. The notes bear an effective interest rate of 7.89%. Total proceeds to the Trust, net of underwriting fees, were $54.8 million. WRIT used the proceeds of these notes to repay advances on its lines of credit.

     The 1999 acquisitions were financed by line of credit advances, the use of proceeds from property sales in February 1999 and the assumption of a non-recourse mortgage payable of $8.7 million. WRIT disposed of six properties in 1999 resulting in net proceeds of $22.0 million. On September 27, 1999, WRIT closed on a $50.0 million mortgage note payable, the proceeds of which were used to pay down WRIT's unsecured lines of credit. The mortgage is secured by WRIT's five Virginia multifamily properties.

     Cash flow from operating activities totaled $74.7 million, $62.0 million and $53.2 million for the years ended December 31, 2001, 2000 and 1999, respectively, including net income of $52.4 million (net of $4.3 million gain on property sales), $45.1 million (net of $3.6 million gain on property sales) and $44.3 million (net of $7.9 million gain on property sales), respectively, and depreciation and amortization of $26.7 million, $22.7 million and $19.6 million, respectively. The increase in cash flows from operating activities in 2001 and 2000 was primarily due to real estate acquisitions, increased operating income from previously owned properties and the resultant increase in net income.

     Cash flows used in investing activities totaled $65.7 million, $37.4 million and $49.9 million for the years ended December 31, 2001, 2000 and 1999, respectively. The increase in cash flows used in investing activities in 2001 from 2000 is attributable to an increase in real estate acquisitions offset by lower capital improvements and higher net proceeds for the property sale in 2001. The decline in cash flows used in investing activities in 2000 from 1999 is attributable to a reduction in real estate acquisitions and lower net proceeds from the sale of real estate.

     Cash flows provided by financing activities were $11.0 million for the year ended December 31, 2001 compared to cash flows used in financing activities of $22.9 million and $3.2 million for the years ended December 31, 2000 and December 31, 1999, respectively. Cash flows provided by financing activities in 2001 compared to 2000 increased as a result of the $53.1 million proceeds from the 2001 public offering and an increase in share options exercised offset by increased dividend payments in 2001. Cash flows used in financing activities in 2000 compared to 1999 increased as a result of increased dividend payments in 2000, increased line of credit repayments in excess of advances, offset by net proceeds from the debt offering in 2000.

     Rental revenue has been the principal source of funds to pay WRIT's operating expenses, interest expense and dividends to shareholders. In 2001, 2000 and 1999, WRIT paid dividends totaling $49.7 million, $44.0 million and $41.3 million, respectively.

CAPITAL IMPROVEMENTS

Capital improvements of $14.0 million were completed in 2001, including tenant improvements. Capital improvements to WRIT properties in 2000 and 1999 were approximately $16.3 million and $18.4 million, respectively.

     WRIT's capital improvement costs for 1999-2001 were as follows:

                                                   Year Ended December 31,
                                       -----------------------------------------
                                                2001         2000         1999
--------------------------------------------------------------------------------
(In thousands)
Accretive capital improvements:
  Acquisition related                         $ 3,528      $ 1,640      $ 5,716
  Expansions and
    major renovations                             794          892        5,929
  Tenant improvements                           4,096        6,342        2,342
--------------------------------------------------------------------------------
    Total Accretive
       capital improvements                     8,418        8,874       13,987
Other                                           5,597        7,394        4,384
--------------------------------------------------------------------------------
Total                                        $ 14,015     $ 16,268     $ 18,371
================================================================================

Accretive Capital Improvements

Acquisition Related--These are capital improvements to properties acquired during the current and preceding two years which were planned during WRIT's investment analysis. In 2001 the most significant of these improvements were made to Wayne Plaza, One Central Plaza, Courthouse Square and Avondale Apartments. In 2000, the most significant of these improvements were made to Pickett Industrial Center, Northern Virginia Industrial Park, Earhart Building, South Washington Street, Bethesda Hill Apartments and Munson Hill Towers. In 1999, the most significant of these improvements were made to 7900 Westpark Drive, Woodburn Medical Park, Bethesda Hill Apartments, Ammendale Technology Park II and Northern Virginia Industrial Park.

Expansions and Major Renovations--Expansions increase the rentable area of a property. Major renovations are improvements sufficient to increase the income otherwise achievable at a property. In February 2001, WRIT acquired an apartment building at 1611 North Clarendon Boulevard adjacent to WRIT's 1600 Wilson Boulevard office property with the intent of developing a high-rise apartment building on that site utilizing the available density rights from both properties. Expansion costs in 2001 include costs associated with this development as well as a facade renovation of Westminster Shopping Center. 2000 expansion costs were related to the final costs associated with the expansion at 7900 Westpark Drive. During 1999, WRIT completed the 49,000 square foot expansion at 7900 Westpark Drive. WRIT also completed the renovation of the Bradlee Shopping Center during 1999.

Tenant Improvements--Tenant Improvements are costs associated with commercial lease transactions such as painting, carpeting and other space build-out.

     WRIT's average Tenant Improvement Costs for 1999-2001 per square foot of space leased were as follows:

                                                      Year Ended December 31,
                                                   -----------------------------
                                                     2001      2000       1999
--------------------------------------------------------------------------------
Office Buildings                                    $ 4.56    $ 4.71    $ 4.59
Retail Centers                                      $ 2.65    $ 1.81    $ 0.69
Industrial/Flex Properties                          $ 0.17    $ 1.47    $ 0.55

     The Retail and Industrial Tenant Improvement costs are substantially lower than Office Improvement costs due to the tenant improvements required in these property types being substantially less extensive than in offices. WRIT believes its office tenant improvement costs are among the lowest in the industry for a number of reasons. Approximately 69% of our office tenants renew their leases with WRIT. Renewing tenants generally require minimal tenant improvements. In addition, lower tenant improvement costs are one of the many benefits of WRIT's focus on leasing to smaller office tenants. Smaller office suites have limited configuration alternatives. Therefore, WRIT is often able to lease an existing suite with tenant improvements being limited to new paint and carpet.

Other Capital Improvements

Other Capital Improvements are those not included in the above categories. These are also referred to as recurring capital improvements. Over time these costs will be reincurred to maintain a property's income and value. In the Trust's residential properties, these include new appliances, flooring, cabinets, bathroom fixtures, and the like. These improvements are made as needed upon vacancy of an apartment and averaged $958 for the 39% of apartments turned over in 2001. In 2001, WRIT also expensed an average of $355 per apartment turnover for items which do not have a long-term life and are, therefore, not capitalized.

FORWARD-LOOKING STATEMENTS

This Annual Report contains forward-looking statements which involve risks and uncertainties. Such forward-looking statements include (a) WRIT's intention to invest in properties that it believes will continue to increase in income and value; (b) WRIT's belief that its real estate markets will continue to perform well in 2002; (c) WRIT's belief that external sources of capital will continue to be available and that additional sources of capital will be available from the sale of shares or notes; (d) WRIT's belief that it has the liquidity and capital resources necessary to meet its known obligations and to make additional property acquisitions and capital improvements when appropriate to enhance long-term growth and (e) other statements preceded by, followed by or that include the words "believes," "expects," "intends," "anticipates," "potential" and other similar expressions.

     WRIT claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for the foregoing statements. The following important factors, in addition to those discussed elsewhere in this Annual Report, could affect WRIT's future results and could cause those results to differ materially from those expressed in the forward-looking statements: (a) the economic health of WRIT's tenants; (b) the economic health of the Greater Washington-Baltimore region, or other markets WRIT may enter, including the effects of changes in Federal government spending;
(c) the supply of competing properties; (d) inflation; (e) consumer confidence;
(f) unemployment rates; (g) consumer tastes and preferences; (h) stock price and interest rate fluctuations; (i) WRIT's future capital requirements; (j) competition; (k) compliance with applicable laws, including those concerning the environment and access by persons with disabilities; (l) weather conditions and
(m) the effects of changes in capital availability to the technology and biotechnology sectors of the economy.

RATIOS OF EARNINGS TO FIXED CHARGES AND DEBT SERVICE COVERAGE

The following table sets forth the Trust's ratios of earnings to fixed charges and debt service coverage for the periods shown:

                                                   Year Ended December 31,
                                            -----------------------------------
                                                   2001    2000    1999
--------------------------------------------------------------------------------
Earnings to fixed charges                         2.78x   2.63x   2.61x
Debt service coverage                             3.60x   3.40x   3.42x

     We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations plus fixed charges. Fixed charges consist of interest expense, including interest costs capitalized, and the amortized costs of debt issuance.

     We computed debt service coverage ratio by dividing earnings before interest income and expense, depreciation, amortization and gain on sale of real estate by interest expense and principal amortization.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

The principal material financial market risk to which WRIT is exposed is interest-rate risk. WRIT's exposure to market risk for changes in interest rates relates primarily to refinancing long-term fixed rate obligations, the opportunity cost of fixed rate obligations in a falling interest rate environment and its variable rate lines of credit. WRIT primarily enters into debt obligations to support general corporate purposes including acquisition of real estate properties, capital improvements and working capital needs. In the past WRIT has used interest rate hedge agreements to hedge against rising interest rates in anticipation of imminent refinancing or new debt issuance.

     The table below presents principal, interest and related weighted average interest rates by year of maturity, with respect to debt outstanding on December 31, 2001.

                                           2002     2003     2004     2005     2006   Thereafter   Total   Fair Value
---------------------------------------------------------------------------------------------------------------------
(In thousands)
DEBT (all fixed rate except lines
  of credit)
Unsecured debt
   Principal                             $    --  $50,000  $55,000  $    --  $50,000   $110,000  $265,000   $272,689
   Interest                              $19,230  $18,043  $15,311  $11,389  $10,180   $ 81,558  $155,711
   Average interest rate                    7.37%    7.36%    7.33%    7.17%    7.11%      7.33%     7.32%

Mortgages
  Principal amortization
     (30-year schedule)                  $ 1,177  $ 7,651  $ 1,113  $26,638  $   302   $ 57,845  $ 94,726   $ 98,786
  Interest                               $ 7,129  $ 6,456  $ 6,383  $ 5,790  $ 4,282   $ 13,505  $ 43,545
  Average interest rate                     7.42%    7.30%    7.30%    7.30%    7.09%      7.01%    7.17%

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS

                                                          As of December 31,
                                                          ------------------
                                                          2001         2000
----------------------------------------------------------------------------
(In thousands)

ASSETS

  Land                                               $ 151,782    $ 142,811
  Building                                             622,804      555,702
----------------------------------------------------------------------------
      Total real estate, at cost                       774,586      698,513
  Accumulated depreciation                            (122,625)    (100,906)
----------------------------------------------------------------------------
      Total investment in real estate, net             651,961      597,607
  Cash and cash equivalents                             26,441        6,426
  Rents and other receivables, net of
      allowance for doubtful accounts
      of $1,993 and $1,743, respectively                10,523        9,795
  Prepaid expenses and other assets                     19,010       19,587
----------------------------------------------------------------------------
      Total assets                                   $ 707,935    $ 633,415
============================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
  Accounts payable and other liabilities             $  13,239    $  13,048
  Advance rents                                          3,604        3,269
  Tenant security deposits                               6,148        5,624
  Mortgage notes payable                                94,726       86,260
  Notes payable                                        265,000      265,000
----------------------------------------------------------------------------
      Total liabilities                                382,717      373,201
----------------------------------------------------------------------------
Minority interest                                        1,611        1,558
----------------------------------------------------------------------------
Shareholders' equity
  Shares of beneficial interest, $.01
    par value; 100,000 shares authorized:
    38,829 and 35,740 shares issued and
    outstanding, respectively                              388          357
  Additional paid in capital                           323,257      261,004
  Retained earnings (deficit)                              (38)      (2,705)
----------------------------------------------------------------------------
      Total shareholders' equity                       323,607      258,656
----------------------------------------------------------------------------
      Total liabilities and shareholders' equity     $ 707,935    $ 633,415
============================================================================

The accompanying notes are an integral part of these statements.

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                For the Years Ended December 31,
                                                --------------------------------
                                                    2001        2000        1999
--------------------------------------------------------------------------------
(In thousands, except per share data)
Real estate rental revenue                      $148,424    $134,732    $118,975
Real estate expenses
  Utilities                                        8,351       7,682       7,298
  Real estate taxes                               10,307       9,347       8,496
  Repairs and maintenance                          6,148       5,580       4,765
  Administrative                                   3,068       2,753       2,520
  Management fees                                  4,669       4,195       3,693
  Operating services and supplies                  5,864       5,459       4,856
  Common area maintenance                          2,074       1,961       1,850
  Other expenses                                   1,666       1,339       1,803
--------------------------------------------------------------------------------
    Total real estate expenses                    42,147      38,316      35,281
--------------------------------------------------------------------------------
Operating income                                 106,277      96,416      83,694
Depreciation and amortization                     26,735      22,723      19,590
--------------------------------------------------------------------------------
Income from real estate                           79,542      73,693      64,104
Other income                                       1,686         943         732
Interest expense                                 (27,071)    (25,531)    (22,271)
General and administrative expenses               (6,100)     (7,533)     (6,173)
--------------------------------------------------------------------------------
Income before gain on sale of real estate         48,057      41,572      36,392
Gain on sale of real estate                        4,296       3,567       7,909
--------------------------------------------------------------------------------
    Net income                                  $ 52,353    $ 45,139    $ 44,301
================================================================================
    Basic earnings per share                    $   1.39    $   1.26    $   1.24
================================================================================
    Diluted earnings per share                  $   1.38    $   1.26    $   1.24
================================================================================
    Weighted Average Shares Outstanding--Basic    37,674      35,735      35,714
================================================================================
    Weighted Average Shares Outstanding--Diluted  37,951      35,872      35,723
================================================================================

The accompanying notes are an integral part of these statements.

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                       For the Years Ended December 31, 2001, 2000 and 1999
                                -------------------------------------------------------------
                                            Shares of
                                           Beneficial   Additional    Retained
                                          Interest at      Paid in    Earnings  Shareholders'
                                   Shares   Par Value      Capital   (Deficit)     Equity
---------------------------------------------------------------------------------------------
(In thousands)
Balance, December 31, 1998         35,692        $357     $260,225    $ (6,849)      $253,733
  Net income                           --          --           --      44,301         44,301
  Dividends                            --          --           --     (41,341)       (41,341)
  Share options exercised              20          --          286          --            286
  Share grants                          9          --          210          --            210
---------------------------------------------------------------------------------------------
Balance, December 31, 1999         35,721         357      260,721      (3,889)       257,189
  Net income                           --          --           --      45,139         45,139
  Dividends                            --          --           --     (43,955)       (43,955)
  Share options exercised               7          --          100          --            100
  Share grants                         12          --          183          --            183
---------------------------------------------------------------------------------------------
Balance, December 31, 2000         35,740         357      261,004      (2,705)       258,656
  Net income                           --          --           --      52,353         52,353
  Dividends                            --          --           --     (49,686)       (49,686)
  Share options exercised             518           5        8,464          --          8,469
  Share offering                    2,535          25       53,083          --         53,108
  Share grants                         36           1          706          --            707
---------------------------------------------------------------------------------------------
Balance, December 31, 2001         38,829        $388     $323,257    $    (38)      $323,607
------------=================================================================================

The accompanying notes are an integral part of these statements.

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                For the Years Ended December 31,
                                               ---------------------------------
                                                    2001        2000       1999
--------------------------------------------------------------------------------
(In thousands)

CASH FLOW FROM OPERATING ACTIVITIES
  Net income                                    $ 52,353    $ 45,139   $ 44,301
  Adjustments to reconcile net
   income to cash provided by
   operating activities:
    Gain on sale of real estate                   (4,296)     (3,567)    (7,909)
    Depreciation and amortization                 26,735      22,723     19,590
    Increases in other assets                     (1,949)     (3,382)    (1,954)
    Increases (decreases) in
      other liabilities                            1,610         834       (985)
    Share grants                                     219         227        177
--------------------------------------------------------------------------------
     Cash provided by operating activities        74,672      61,974     53,220
--------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Real estate acquisitions, net*                 (59,250)    (26,581)   (53,197)
  Improvements to real estate                    (14,015)    (16,268)   (18,371)
  Non-real estate capital improvements              (538)       (267)      (350)
  Net proceeds from sale of real estate            8,115       5,732     22,033
--------------------------------------------------------------------------------
     Cash used in investing activities           (65,688)    (37,384)   (49,885)
--------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from share offering                53,083          --         --
  Dividends paid                                 (49,686)    (43,955)   (41,341)
  Line of credit advances                         43,000      21,000     33,000
  Repayments of lines of credit                  (43,000)    (54,000)   (44,000)
  Proceeds from mortgage note payable                 --          --     49,225
  Mortgage principal payments                       (843)       (778)      (594)
  Net proceeds from debt offering                     --      54,753         --
  Net proceeds from the exercise
   of share options                                8,477         100        496
--------------------------------------------------------------------------------
     Cash provided by (used in)
      financing activitie                         11,031     (22,880)    (3,214)
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents         20,015       1,710        121
Cash and cash equivalents, beginning of year       6,426       4,716      4,595
--------------------------------------------------------------------------------
Cash and cash equivalents, end of year          $ 26,441    $  6,426   $  4,716
--------------------------------------------------------------------------------
Supplemental disclosure of cash
  flow information:
   Cash paid for interest                       $ 25,866    $ 24,001   $ 18,968
================================================================================

*SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
On November 1, 2001, WRIT purchased Sullyfield Center for an acquisition cost of $21.7 million. WRIT assumed a mortgage in the amount of $8.5 million and paid the balance in cash. The $8.5 million of assumed mortgage is not included in the $59.3 million amount shown as 2001 real estate acquisitions.

On September 20, 1999, WRIT purchased Avondale Apartments for an acquisition cost of $13.0 million. WRIT assumed a mortgage in the amount of $8.7 million and paid the balance in cash. The $8.7 million of assumed mortgage is not included in the $53.2 million amount shown as 1999 real estate acquisitions.

The accompanying notes are an integral part of these statements.

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2001, 2000 and 1999

1. NATURE OF BUSINESS

Washington Real Estate Investment Trust, a Maryland real estate investment trust ("WRIT," the "company" or the "Trust"), is a self-administered, self-managed, equity real estate investment trust, successor to a trust organized in 1960. The Trust's business consists of the ownership and operation of income-producing real estate properties in the greater Washington-Baltimore region. WRIT owns a diversified portfolio of office buildings, industrial/flex properties, multifamily buildings and retail centers.

Federal Income Taxes

WRIT operates in a manner intended to enable it to qualify as a real estate investment trust (REIT) under the Internal Revenue Code (the "Code"). In accordance with the Code, a trust which distributes its capital gains and at least 90 percent of its taxable income to its shareholders each year (95% for years prior to 2001), and which meets certain other conditions, will not be taxed on that portion of its taxable income which is distributed to its shareholders. WRIT believes it qualifies as a REIT and has distributed all of its taxable income for the fiscal years through 2001 in accordance with the provisions of the Code. Accordingly, no provision for federal income taxes is required.

2. ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Trust and its majority owned subsidiaries, after eliminating all intercompany transactions.

New Accounting Pronouncements

Impairment or Disposal of Long-Lived Assets
In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 144 is effective for all quarters of fiscal years beginning after December 15, 2001. At December 31, 2001, WRIT held one property under contract for sale which sold subsequent to this date (see Note 15). WRIT recognized no impairment on this property prior to or upon sale.

Derivative Instruments and Hedging Activities
In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued. This statement (as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS Statement No. 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This statement is effective for all fiscal quarters of fiscal years beginning after January 1, 2001. Although WRIT currently has no derivative instruments, this statement will affect the reporting of derivative instruments acquired by WRIT in future periods. WRIT has entered into interest rate protection agreements in the past to reduce its exposure to interest rate risk on anticipated borrowings. The costs (if any) of such agreements which qualify for hedge accounting are included in other assets and are amortized over the interest rate protection agreement term. In the event that interest rate protection agreements that qualify for hedge accounting are terminated or are closed out, the associated gain or loss is deferred and amortized over the term of the underlying hedged asset or liability. Amounts to be paid or received under interest rate protection agreements are accrued currently and are netted with interest expense for financial statement presentation purposes.

Revenue Recognition

Residential properties are leased under operating leases with terms of generally one year or less, and commercial properties are leased under operating leases with average terms of three to five years. WRIT recognizes rental income and rental abatements from the company's residential and commercial leases when earned in accordance with SFAS No. 13. WRIT records an allowance for doubtful accounts equal to the estimated uncollectible amounts. This estimate is based on WRIT's historical experience and a review of the current status of the company's receivables. Contingent rents are recorded when cumulative sales exceed the amount necessary for the contingent rents to equal minimum annual rent, and WRIT has been informed of cumulative sales data; thereafter, percentage rent is accrued based on subsequent sales.

     WRIT recognizes cost reimbursement income from pass-through expenses on an accrual basis over the periods in which the expenses were incurred. Pass-through expenses are comprised of real estate taxes, operating expenses and common area maintenance costs which are reimbursed by tenants in accordance with specific allowable costs per tenant lease agreements.

Minority Interest

WRIT entered into an operating agreement with a member of the previous ownership entity of Northern Virginia Industrial Park in conjunction with the acquisition of this property in May 1998. This resulted in a minority ownership interest in this property based upon defined company ownership units at the date of purchase. WRIT accounts for this activity by allocating the percentage ownership interest of the net operating income of the property to minority interest. Quarterly distributions are made to the minority owner equal to the quarterly dividend per share for each ownership unit.

Deferred Financing Costs

Costs associated with the issuance of mortgage and other notes and draws on lines of credit are capitalized and amortized using the effective interest rate method over the term of the related notes and are included in interest expense on the accompanying statements of income.

     The amortized debt costs included in interest expense totaled $1.1 million, $1.0 million and $1.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Real Estate and Depreciation
Buildings are depreciated on a straight-line basis over estimated useful lives not exceeding 50 years. All capital improvement expenditures associated with replacements, improvements, or major repairs to real property are depreciated using the straight-line method over their estimated useful lives ranging from 3 to 30 years. All tenant improvements are amortized over the shorter of the useful life or the term of the lease. Maintenance and repair costs are charged to expense as incurred.
     WRIT recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the net undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such carrying amount is in excess of the estimated projected operating cash flows of the property, WRIT would recognize an impairment loss equivalent to an amount required to adjust the carrying amount to the estimated fair market value. There were no property impairments recognized during the three-year period ending December 31, 2001. In accordance with SFAS No. 66, "Accounting for Sales of Real Estate," sales are recognized at closing only when sufficient down payments have been obtained, possession and other attributes of ownership have been transferred to the buyer and the Trust has no significant continuing involvement. The gain or loss resulting from the sale of properties is included in net income at the time of sale.

Cash and Cash Equivalents
Cash and cash equivalents include investments readily convertible to known amounts of cash with original maturities of 90 days or less.

Stock Based Compensation
WRIT maintains Incentive Stock Option Plans as described in Note 8 which include qualified and non-qualified options for eligible employees. Stock options are accounted for in accordance with APB 25, whereby if options are priced at fair market value or above at the date of grant, no compensation expense is recognized.

Comprehensive Income
WRIT has no items of comprehensive income that would require separate reporting in the accompanying consolidated statements of income.

Earnings Per Common Share
The Trust calculates basic and diluted earnings per share in accordance with SFAS No. 128, "Earnings Per Share." "Basic earnings per share" is computed as net income divided by the weighted-average common shares outstanding. "Diluted earnings per share" is computed as net income divided by the total weighted-average common shares outstanding plus the effect of dilutive common equivalent shares outstanding for the period. Dilutive common equivalent shares reflect the assumed issuance of additional common shares pursuant to certain of the Trust's share based compensation plans (see Note 8) that could potentially reduce or "dilute" earnings per share, based on the treasury stock method.

     The weighted-average number of shares outstanding for the years ended December 31, 2001, 2000 and 1999 were 37.7 million, 35.7 million and 35.7 million, respectively, and 38.0 million, 35.9 million and 35.7 million on a diluted basis for the years ended December 31, 2001, 2000 and 1999, respectively.

Use of Estimates in the Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.

3. REAL ESTATE INVESTMENTS
WRIT's real estate investment portfolio, at cost, consists of properties located in Maryland, Washington, D.C. and Virginia as follows:

                                                               December 31,
                                                          ----------------------
                                                           2001          2000
--------------------------------------------------------------------------------
(In thousands)
Office Buildings                                         $431,213       $383,530
Retail Centers                                             95,626         94,900
Multifamily                                               106,381        102,142
Industrial/Flex Properties                                141,366        117,941
--------------------------------------------------------------------------------
                                                         $774,586       $698,513
================================================================================

     WRIT's results of operations are dependent on the overall economic health of its tenants and the specific segments in which WRIT holds properties, as well as the overall economic health of the markets in which it owns property. These segments include commercial office, multifamily, retail and industrial. Although all sectors are affected by external factors, such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences, the retail segment is particularly sensitive to such factors. A decline in the retail sector of the economy could reduce merchant sales, which could adversely affect the operating results of WRIT. WRIT's retail properties provided 13% of total revenue and 23% of net income for the year ended December 31, 2001, 14% and 33% of total revenue and net income, respectively, for the year ended December 31, 2000 and 15% of total revenue and 25% of net income for the year ended December 31, 1999.
     As of December 31, 2001, 7900 Westpark office building accounted for 11 percent of total real estate assets and 9 percent of total revenues. No other single property or tenant accounted for more than 10 percent of total assets or total revenues.

Properties acquired by WRIT during the years ending December 31, 2001, 2000 and 1999 are as follows:

                                                                                 Acquisition
                                                                   Rentable       Cost (In
Acquisition Date          Property                   Type         Square Feet     thousands)
---------------------------------------------------------------------------------------------
February 15, 2001    1611 North Clarendon          Multifamily        11,000        $ 1,521
April 19, 2001       One Central Plaza             Office            274,000         44,549
November 1, 2001     Sullyfield Commerce
                      Center                       Industrial        248,000         21,742
---------------------------------------------------------------------------------------------
                                                   Total 2001        533,000        $67,812
=============================================================================================
February 29, 2000    833 S. Washington
                      Street                       Retail              6,000        $ 1,400
May 5, 2000          962 Wayne Plaza               Office             91,000          7,800
August 9, 2000       Munson Hill Towers
                      Land Lease                   Multifamily           N/A            300
October 10, 2000     Courthouse Square             Office            113,000         17,100
---------------------------------------------------------------------------------------------
                                                   Total 2000        210,000        $26,600
=============================================================================================
January 27, 1999     Dulles South IV               Industrial         83,000        $ 6,909
April 16, 1999       Sully Square                  Industrial         95,000          7,557
May 21, 1999         600 Jefferson Plaza           Office            115,000         14,472
May 21, 1999         1700 Research                 Office            103,000         12,941
                      Boulevard
September 10, 1999   Amvax                         Industrial         32,000          2,231
September 20, 1999   Avondale (236 units)          Multifamily       162,000         12,908
November 30, 1999    Parklawn Plaza                Office             40,000          4,764
---------------------------------------------------------------------------------------------
                                                   Total 1999        630,000        $61,782
=============================================================================================

WRIT accounted for each acquisition using the purchase method of accounting.

Properties sold by WRIT during the years ending December 31, 2001, 2000 and 1999 are as follows:

                                                                   Rentable      Sales Price
Disposition Date         Property                    Type         Square Feet  (In thousands)
---------------------------------------------------------------------------------------------
September 28, 2001   10400 Connecticut Avenue      Office             65,000        $ 8,400
=============================================================================================
February 29, 2000    Prince William Plaza          Retail             55,000        $ 2,800
July 7, 2000         Westminster parcel            Retail parcel      10,000            425
August 22, 2000      Clairmont Center              Retail             40,000          3,000
---------------------------------------------------------------------------------------------
                                                   Total 2000        105,000        $ 6,225
=============================================================================================
February 5, 1999     444 North Frederick Avenue    Office             66,000        $ 5,671
February 5, 1999     Arlington Financial Center    Office             51,000          9,798
February 5, 1999     Department of Commerce        Industrial        105,000          7,031
February 26, 1999    V Street Distribution Center  Industrial         31,000            600
---------------------------------------------------------------------------------------------
                                                   Total 1999        253,000        $23,100
=============================================================================================

     The total revenues and net income for 10400 Connecticut Avenue in 2001 were $1.0 million and $0.4 million, respectively. The retail properties disposed in the year ended December 31, 2000 resulted in total revenues and net income of $0.4 million and $0.2 million, respectively. The office and industrial properties disposed in the year ended December 31, 1999 resulted in total revenues and net income of $0.4 million and $0.3 million, respectively.

4. MORTGAGE NOTES PAYABLE
On August 22, 1995, WRIT assumed a $7.8 million mortgage note payable as partial consideration for WRIT's acquisition of Frederick County Square retail center. The mortgage bears interest at 9.00 percent per annum. Principal and interest are payable monthly until January 1, 2003, at which time all unpaid principal and interest are payable in full.
     On November 30, 1998, WRIT assumed a $9.2 million mortgage note payable and a $12.4 million mortgage note payable as partial consideration for WRIT's acquisition of Woodburn Medical Park I and II. Both mortgages bear interest at
7.69 percent per annum. Principal and interest are payable monthly until September 15, 2005, at which time all unpaid principal and interest are payable in full.
     On September 20, 1999, WRIT assumed an $8.7 million mortgage note payable as partial consideration for WRIT's acquisition of the Avondale Apartments. The mortgage bears interest at 7.88 percent per annum. Principal and interest are payable monthly until November 1, 2005, at which time all unpaid principal and interest are payable in full.
     On September 27, 1999, WRIT executed a $50.0 million mortgage note payable secured by Munson Hill Towers, Country Club Towers, Roosevelt Towers, Park Adams Apartments, and the Ashby Apartments. The mortgage bears interest at 7.14 percent per annum and is payable monthly until October 1, 2009, at which time all unpaid principal and interest are payable in full. These funds were used to repay advances on WRIT's lines of credit.

     On November 1, 2001, WRIT assumed an $8.5 million mortgage note payable, fair valued at $9.3 million, as partial consideration for WRIT's acquisition of Sullyfield Commerce Center. The mortgage bears interest at 9.00 percent per annum. Principal and interest are payable monthly until February 1, 2007, at which time all unpaid principal and interest are payable in full. In accordance with the purchase method of accounting, the mortgage was fair valued at $9.3 million resulting in an adjustment to the basis of this property.
     Scheduled principal payments during the five years subsequent to December 31, 2001 and thereafter are as follows:

(In thousands)
--------------------------------------------------------------------------------
2002                                                                     $ 1,177
2003                                                                       7,651
2004                                                                       1,113
2005                                                                      26,638
2006                                                                         302
Thereafter                                                                57,845
--------------------------------------------------------------------------------
                                                                         $94,726
================================================================================

5. UNSECURED LINES OF CREDIT PAYABLE
During 2001, WRIT maintained two unsecured lines of credit: a $25.0 million line of credit ("Credit Facility No. 1") and a $50.0 million line of credit ("Credit Facility No. 2").

Credit Facility No. 1
WRIT had $0 outstanding as of December 31, 2001 and 2000 related to Credit Facility No. 1.

The following advances have been made under this commitment:

Advance              Date Paid              Amount        2001    2000     1999
 Date                 in Full           (In thousands)    Rate    Rate     Rate
--------------------------------------------------------------------------------
May 1999             July 1999            $12,000          --       --     5.67%
Mar.-Sept. 1999      Jan.-March 2000       22,000          --     6.33%    6.33%
Jan.-March 2000      November 2000        $22,000          --     7.33%      --

     Prior to March 17, 1999, all new advances and interest rate adjustments, upon the expiration of WRIT's interest lock-in dates, bore interest at LIBOR plus a spread based on WRIT's public debt rating. All unpaid interest and principal could be prepaid prior to the expiration of WRIT's interest rate lock-in periods subject to a yield maintenance obligation.
     On March 17, 1999, WRIT executed an amended and restated agreement extending the maturity date to March 17, 2002. Under the amended agreement, WRIT may choose either a Corporate Base Rate ("CBR") or a LIBOR advance. Both advances have interest rates based on the applicable rate plus a spread based on the most recent ratings from Moody's and/or S&P for WRIT's long-term unsecured debt. Negotiations for renewal of this line of credit are under discussion.
     This $25.0 million credit commitment requires WRIT to pay quarterly to the lender an unused commitment fee at the rate of 0.375 percent per annum on the amount by which the $25.0 million commitment exceeds the balance of outstanding advances and term loans. At both December 31, 2001 and 2000, $25.0 million of this commitment was unused and available for subsequent acquisitions or capital improvements. This commitment also contains certain financial and non-financial covenants including debt service coverage, net worth, and permitted indebtedness ratios, which WRIT has met as of December 31, 2001. In addition, this commitment requires approval to be obtained from the lender for purchases by the Trust over an agreed upon amount.

Credit Facility No. 2
WRIT had $0 outstanding as of December 31, 2001 and 2000 related to Credit Facility No. 2. The following advances have been made under this commitment:

Advance           Date Paid           Amount       2001       2000     1999      1998
 Date              in Full         (In thousands)  Rate       Rate     Rate      Rate
-----------------------------------------------------------------------------------------
May 1998          July 1999          $13,000         --        --      5.54%  5.54%-6.39%
June 1998         June 1999            4,000         --        --      6.02%  6.02%-6.39%
Sept.-Nov. 1998   March-May 1999      27,000         --        --      5.85%     5.85%
Jan.-Sept. 1999   July-Sept. 1999     51,000         --        --      5.90%       --
Sept.-Nov. 1999   June-Aug. 2000      11,000         --        --      6.72%       --
March 2000        November 2000        2,000         --   7.45%-7.81%    --        --
May 2000          November 2000        5,000         --   7.80%-7.81%    --        --
June 2000         November 2000        7,000         --   6.64%-7.81%    --        --
August 2000       November 2000        4,000         --   6.86%-7.51%    --        --
October 2000      November 2000       14,000         --      7.46%       --        --
April 19, 2001    April 27, 2001     $43,000       5.38%       --        --        --

     On July 25, 1999, WRIT executed an agreement to amend and restate the original Credit Facility No. 2 agreement. All unpaid interest and principal are due July 2002 and can be prepaid prior to this date without any prepayment fee or yield maintenance obligation. Any new advances shall bear interest at LIBOR plus a spread based on WRIT's public debt rating. Negotiations for renewal of this line of credit are under discussion.
     Credit Facility No. 2 provides WRIT the option to convert any advances or portions thereof into a term loan at any time through July 2002. The principal amount of each term loan, if any, shall be repaid in July 2002.
     This $50.0 million credit commitment requires WRIT to pay the lender an unused commitment fee ranging from 0.15 to 0.25 percent per annum based on WRIT's public debt rating. The fee is paid on the amount by which the $50.0 million commitment exceeds the balance of outstanding advances and term loans. At December 31, 2001 and 2000, $50.0 million and $50.0 million, respectively, of this commitment was unused. This fee is paid quarterly in arrears. This commitment also contains certain financial covenants including cash flow to debt service, net worth, capitalization and permitted indebtedness ratios, which WRIT has met as of December 31, 2001.
     Credit Facility No. 1 and No. 2 contain certain financial and non-financial covenants, all of which WRIT has met as of December 31, 2001. The covenants at present require insurance coverage for all perils or special form types of insurance. The loan documents currently make no specific reference to terrorism insurance. WRIT believes it is currently covered against such acts under the insurance coverage in full force and effect until renewal in September 2002. WRIT anticipates obtaining additional insurance coverage at higher costs upon renewal; however, the Trust's financial condition and results of operations are subject to the risks associated with acts of terrorism and the potential for uninsured losses as the result of any such act.
     Information related to short-term borrowings are as follows:

                                                             2001         2000
--------------------------------------------------------------------------------
(In thousands)
Maximum Amount Outstanding                                 $43,000      $54,000
Average Amount Outstanding                                 $43,000      $33,734
Weighted Average Interest Rate                                5.38%        7.22%

     The 2001 average balance was based on the individual borrowing outstanding for eight days during this period, and the 2000 average balance represented multiple borrowings outstanding from January through November 2000.

6. SENIOR AND MEDIUM-TERM NOTES PAYABLE
Senior Notes
On August 13, 1996 WRIT sold $50.0 million of 7.125 percent 7-year unsecured notes due August 13, 2003, and $50.0 million of 7.25 percent unsecured 10-year notes due August 13, 2006. The 7-year notes were sold at 99.107 percent of par and the 10-year notes were sold at 98.166 percent of par. Net proceeds to the Trust after deducting underwriting expenses were $97.6 million. The 7-year notes bear an effective interest rate of 7.46 percent, and the 10-year notes bear an effective interest rate of 7.49 percent, for a combined effective interest rate of 7.47 percent. WRIT used the proceeds of these notes to repay advances on its lines of credit and to finance acquisitions and capital improvements. These notes do not require any principal payment and are due in full at maturity.

Medium-Term Notes
On February 20, 1998, WRIT sold $50.0 million of 7.25 percent unsecured notes due February 25, 2028 at 98.653 percent to yield approximately 7.36 percent. WRIT also sold $60.0 million in unsecured Mandatory Par Put Remarketed Securities ("MOPPRS") at an effective borrowing rate through the remarketing date (February 2008) of approximately 6.74 percent. The net proceeds to WRIT after deducting loan origination fees was $102.8 million. WRIT used the proceeds of these notes for general business purposes, including repayment of outstanding advances under its lines of credit and to finance acquisitions and capital improvements to its properties. WRIT's costs of the borrowings and related closed hedge settlements of approximately $7.2 million are amortized over the lives of the notes using the effective interest method. These notes do not require any principal payment and are due in full at maturity.
     On November 6, 2000, WRIT sold $55.0 million of 7.78 percent unsecured notes due November 2004. The notes bear an effective interest rate of 7.89 percent. Total proceeds to the Trust, net of underwriting fees, were $54.8 million. WRIT used the proceeds of these notes to repay advances on WRIT's lines of credit.
     These notes contain certain financial and non-financial covenants, all of which WRIT has met as of December 31, 2001. The covenants at present require insurance coverage for all perils or special form types of insurance. The loan documents currently make no specific reference to terrorism insurance. WRIT believes it is currently covered against such acts under the insurance coverage is in full force and effect until renewal in September 2002. WRIT anticipates obtaining additional insurance coverage at higher costs upon renewal; however, the Trust's financial condition and results of operations are subject to the risks associated with acts of terrorism and the potential for uninsured losses as the result of any such act.

7. DIVIDENDS
The following is a breakdown of the taxable percentage of WRIT's dividends for 2001, 2000 and 1999, respectively:

                                        Ordinary Income        Return of Capital
--------------------------------------------------------------------------------
2001                                        100%                        0%
2000                                        100%                        0%
1999                                        100%                        0%

8. SHARE OPTIONS AND GRANTS
WRIT maintains Incentive Stock Option Plans (the "Plans"), which include qualified and non-qualified options. As of December 31, 2001, 1.8 million shares may be awarded to eligible employees. Under the Plans, options, which are issued at market price on the date of grant, vest after not more than two years and expire ten years following the date of grant. WRIT adopted the Washington Real Estate Investment Trust 2001 Stock Option Plan ("New Stock Option Plan") to replace the 1991 Stock Option Plan ("Stock Option Plan") that expired on June 25, 2001. The New Stock Option Plan provides for the grant of incentive and non-qualified stock options to the company's employees. WRIT's Board of Trustees approved the New Stock Option Plan at a meeting held on May 22, 2001 by a unanimous consent, and WRIT's shareholders approved the New Stock Option Plan at WRIT's annual meeting of shareholders, held May 22, 2001. Activity under the Plans is summarized below:

                                     2001                   2000                   1999
-----------------------------------------------------------------------------------------------
                                          Wtd Avg                Wtd Avg                Wtd Avg
                               Shares    Ex Price     Shares    Ex Price     Shares    Ex Price
-----------------------------------------------------------------------------------------------
Outstanding at January 1     1,621,000    $17.16    1,273,000    $15.87      806,000    $16.83
  Granted                      238,000     24.85      376,000     21.34      513,000     14.47
  Exercised                   (517,000)    16.39       (6,000)    15.21      (12,000)    15.89
  Expired                     (106,000)    18.11      (22,000)    14.74      (34,000)    17.28
Outstanding at December 31   1,236,000     18.88    1,621,000     17.16    1,273,000     15.87
Exercisable at December 31     856,000     16.87    1,008,000     16.31      560,000     16.54

     The 856,000 exercisable options outstanding at December 31, 2001 have exercise prices between $14.47 and $24.85, with a weighted-average exercise price of $16.87 and a weighted average remaining contractual life of 7.4 years. The remaining 380,000 options have exercise prices between $21.34 and $24.85, with a weighted average exercise price of $23.28 and a weighted average remaining contractual life of 9.6 years.
     WRIT accounts for the Plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," WRIT's net income and earnings per share would have been reduced to the following pro-forma amounts:

                                                2001         2000         1999
--------------------------------------------------------------------------------
Net Income:
  As Reported                                 $52,353      $45,139      $44,301
  Pro-Forma                                    51,523       44,214       43,419
Basic Earnings Per Share:
  As Reported                                    1.39         1.26         1.24
  Pro-Forma                                      1.37         1.24         1.22
Weighted-average fair value
  of options granted                             3.49         2.46         1.76
Weighted-average assumptions:
  Expected lives (years)                            7            7            7
  Risk free interest rate                        5.08%        5.49%        6.42%
  Expected volatility                           19.81%       17.57%       21.05%
  Expected dividend yield                        5.29%        5.85%        7.12%

     The assumptions used in the calculations of weighted average fair value of options granted are as prescribed under accounting principles generally accepted in the United States. Such assumptions may not be the same as those used by the financial community and others in determining the fair value of such options.

     WRIT has computed basic earnings per share and fully diluted earnings per share. The dilutive impact on basic weighted-average shares outstanding for the year ended December 31, 2001 resulted in a $0.01 reduction in net income per share. There was no impact of dilution of common equivalent shares on the basic weighted-average shares outstanding for the years ended December 31, 2001, 2000 and 1999.
     During 2001 and 2000, WRIT issued 7,209 and 36,417 share grants, respectively, to executives and trustees of the Trust. The respective compensation expense was recorded based upon the share price at the grant date. The Board of Trustees awards share grants subject to Compensation Committee recommendations. The total share grants vested were 41,020 at December 31, 2001 and 15,430 at December 31, 2000.

9. BENEFIT PLANS
During 1996, management adopted an Incentive Compensation Plan ("the Compensation Plan") for its senior personnel which is intended to align their compensation growth with shareholders' interests. Essentially, the Compensation Plan limits future salary increases and provides cash bonus incentives, share options under the Incentive Stock Option Plan and share grants under the Share Grant Plan based on financial performance of the Trust. The financial incentives to management are earned after WRIT has achieved a prescribed level of growth. The Stock Option Plan was adopted in 1991 and expired in June 2001. The New Stock Option Plan was approved and adopted effective June 2001. The Share Grant Plan is effective from 1996 forward and is reviewed by the Board of Trustees' Compensation Committee each year. The amounts charged to expense for the share grants were $0.2 million, $0.6 million and $0.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

     In 1997, WRIT implemented a Retirement Savings Plan (the "Savings Plan"). It was established so that participants in the Savings Plan may elect to contribute a portion of their earnings to the Savings Plan, and WRIT may, at its discretion, make a voluntary contribution to the Savings Plan.
     WRIT maintained a noncontributory defined benefit pension plan for all eligible employees through December 31, 1995. At December 31, 1995, all benefit accruals under the plan were frozen and thus the projected benefit obligation ("PBO") and the accumulated benefit obligation ("ABO") became equal. WRIT terminated the plan as of December 31, 1999, and final participant distributions were made in July 2000.
     The Trust adopted a split dollar life insurance plan for senior officers, excluding the Chief Executive Officer, in 2000. It is intended that the Trust will recover its costs from the life insurance policies at death prior to retirement, termination prior to retirement or at retirement age 65. It is intended that the cash values of the policy in excess of the Trust's interest can be used by the executive. The Trust has a security interest in the cash value and death benefit of each policy to the extent of the sum of premium payments made by the Trust.
     The Trust has adopted a non-qualified deferred compensation plan for the Chief Executive Officer and members of the Board of Trustees. The plan allows for a deferral of a percentage of annual cash compensation and trustee fees. Compensation deferred will be credited with interest equal to the Trust's current cost of borrowings. As an incentive, if the Chief Executive Officer should remain employed by WRIT until age 70, the compensation deferred will be credited with an additional 2.5 percent per annum. In the event of death or retirement prior to age 70, the compensation plus interest can be paid in either a lump sum or in equal installments plus interest at the discretion of the plan participant. The plan is unfunded and payments are to be made from general assets of the Trust.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107 requires disclosure of the fair value of financial instruments. Whenever possible, the estimated fair value has been determined using quoted market information as of December 31, 2001. The estimated fair value information presented is not necessarily indicative of amounts the Trust could realize currently in a market sale since the Trust may be unable to sell such instruments due to contractual restrictions or the lack of an established market. The estimated market values have not been updated since December 31, 2001; therefore, current estimates of fair value may differ significantly from the amounts presented.
     Below is a summary of significant methodologies used in estimating fair values and a schedule of fair values at December 31, 2001.

Cash and Cash Equivalents
Includes cash and commercial paper with remaining maturities of less than 90 days, which are valued at the carrying value.

Mortgage Notes Payable
Mortgage notes payable consist of instruments in which certain of the Trust's real estate assets are used for collateral. The fair value of the mortgage notes payable is estimated based upon dealer quotes for instruments with similar terms and maturities.

Lines of Credit Payable
Lines of credit payable consist of bank facilities which the Trust uses for various purposes including working capital, acquisition funding or capital improvements. The lines of credit advances are priced at a specified rate plus a spread. The carrying value of the lines of credit payable is estimated to be market value since the interest rate adjusts with the market. There were no outstanding balances due on the lines of credit at December 31, 2001.

Notes Payable
Notes payable consists of $50 million, 7.125%, 7-year unsecured notes due August 13, 2003, $50 million, 7.25%, 10-year unsecured notes due August 13, 2006, $50 million, 7.25%, 20-year unsecured notes due February 25, 2028, $60 million unsecured Mandatory Par Put Remarketed Securities with an effective yield of 6.74% through the remarketing date of February 2008 and $55 million, 7.78%, 4-year unsecured notes due November 15, 2004. The fair value of these securities is estimated based on dealer quotes for securities with similar terms and characteristics.

                                  2001                 2000                 1999
----------------------------------------------------------------------------------------
                            Carrying    Fair     Carrying    Fair     Carrying    Fair
                             Value     Value      Value     Value      Value     Value
----------------------------------------------------------------------------------------
(In thousands)
Cash and cash equivalents   $ 26,441  $ 26,441   $  6,426  $  6,426   $  4,716  $  4,716
Mortgage notes payable      $ 94,726  $ 98,786   $ 86,260  $ 87,493   $ 87,037  $ 84,520
Lines of credit payable           --        --         --        --   $ 33,000  $ 33,000
Notes payable               $265,000  $272,689   $265,000  $258,513   $210,000  $192,420

11. RENTALS UNDER OPERATING LEASES
Noncancellable commercial operating leases provide for minimum rental income before any reserve for uncollectible amounts during each of the next five years of approximately $94.2 million, $76.5 million, $59.6 million, $41.7 million, $28.8 million and $66.9 million thereafter. Apartment leases are not included as they are generally for one year. Most of these commercial leases increase in future years based on changes in the Consumer Price Index or agreed-upon percentages. Contingent rentals from the shopping centers, based on a percentage of tenants' gross sales, were $412,000, $217,000 and $425,000 in 2001, 2000 and
1999, respectively. Real estate tax, operating expense and common area maintenance reimbursement income was $8.4 million, $7.9 million and $6.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

12. CONTINGENCIES
In the normal course of business, the Trust is involved in various other lawsuits and environmental matters arising in the normal course of business. Management believes that such matters will not have a material effect on the financial condition or results of operations of the Trust.

13. SEGMENT INFORMATION
WRIT has four reportable segments: Office Buildings, Industrial/Flex Properties, Multifamily and Retail Centers. Office Buildings, including medical office buildings, represent 55 percent of 2001 real estate rental revenue and provide office space for various types of businesses. Industrial represents 14 percent of 2001 real estate rental revenue and are used for flex-office, warehousing and distribution type facilities. Multifamily properties represent 18 percent of 2001 real estate rental revenue. These properties provide housing for families throughout the Washington Metropolitan area. Retail Centers represent the remaining 13 percent of 2001 real estate rental revenue and are typically neighborhood grocery store or drug store anchored retail centers.
     The accounting policies of the segments are the same as those described in
Note 2. WRIT evaluates performance based upon operating income from the combined properties in each segment. WRIT's reportable segments are consolidations of similar properties. They are managed separately because each segment requires different operating, pricing and leasing strategies. All of these properties have been acquired separately and are incorporated into the applicable segment.

2001
                                             Office    Industrial/Flex               Retail    Corporate
                                            Buildings    Properties     Multifamily  Centers   and Other  Consolidated
----------------------------------------------------------------------------------------------------------------------
(In thousands)
Real estate rental revenue                  $ 81,023      $ 20,702        $27,455    $19,244   $     --     $148,424
Real estate expenses                          23,851         4,546          9,754      3,996         --       42,147
----------------------------------------------------------------------------------------------------------------------
Operating income                              57,172        16,156         17,701     15,248         --      106,277
Depreciation and amortization                 15,195         4,173          3,836      2,339      1,192       26,735
----------------------------------------------------------------------------------------------------------------------
Income from real estate                       41,977        11,983         13,865     12,909     (1,192)      79,542
Other income                                     499             6             22         10      1,149        1,686
Interest expense                              (1,595)         (104)        (4,315)      (635)   (20,422)     (27,071)
General and administrative                        --            --             --         --     (6,100)      (6,100)
----------------------------------------------------------------------------------------------------------------------
Income before gain on sale of real estate     40,881        11,885          9,572     12,284    (26,565)      48,057
======================================================================================================================
Gain on sale of real estate                    4,296            --             --         --         --        4,296
----------------------------------------------------------------------------------------------------------------------
Net income                                  $ 45,177      $ 11,885        $ 9,572    $12,284   $(26,565)    $ 52,353
======================================================================================================================
Capital investments                         $ 53,449      $ 14,941        $ 3,981    $   895   $    538     $ 73,803
======================================================================================================================
Total assets                                $380,990      $126,842        $80,033    $81,090   $ 38,980     $707,935
======================================================================================================================

2000
                                             Office    Industrial/Flex               Retail    Corporate
                                            Buildings    Properties     Multifamily  Centers   and Other  Consolidated
----------------------------------------------------------------------------------------------------------------------
(In thousands)
Real estate rental revenue                  $ 70,885      $ 19,249        $26,234    $18,364   $     --     $134,732
Real estate expenses                          21,118         3,997          9,258      3,943         --       38,316
----------------------------------------------------------------------------------------------------------------------
Operating income                              49,767        15,252         16,976     14,421         --       96,416
Depreciation and amortization                 13,050         3,765          3,486      2,422         --       22,723
----------------------------------------------------------------------------------------------------------------------
Income from real estate                       36,717        11,487         13,490     11,999         --       73,693
Other income                                      --            --             --         --        943          943
Interest expense                              (1,630)           --         (4,329)      (637)   (18,935)     (25,531)
General and administrative                        --            --             --         --     (7,533)      (7,533)
----------------------------------------------------------------------------------------------------------------------
Income before gain on sale of real estate     35,087        11,487          9,161     11,362    (25,525)      41,572
======================================================================================================================
Gain on sale of real estate                       --            --             --      3,567         --        3,567
----------------------------------------------------------------------------------------------------------------------
Net income                                  $ 35,087      $ 11,487        $ 9,161    $14,929   $(25,525)    $ 45,139
======================================================================================================================
Capital investments                         $ 31,925      $  4,525        $ 3,613    $ 2,787   $    814     $ 43,664
======================================================================================================================
Total assets                                $343,806      $107,916        $79,767    $82,492   $ 19,434     $633,415
======================================================================================================================


1999

                                           Office      Industrial/                    Retail        Corporate
                                          Buildings  Flex Properties  Multifamily     Centers        and Other  Consolidated
----------------------------------------------------------------------------------------------------------------------------
(In thousands)
Real estate rental revenue                $ 61,657      $ 16,196       $ 22,926      $ 18,196       $     --       $ 118,975
Real estate expenses                        18,950         3,568          8,714         4,049             --          35,281
----------------------------------------------------------------------------------------------------------------------------
Operating income                            42,707        12,628         14,212        14,147             --          83,694
Depreciation and amortization               10,979         3,301          2,915         2,395             --          19,590
----------------------------------------------------------------------------------------------------------------------------
Income from real estate                     31,728         9,327         11,297        11,752             --          64,104
Other income                                    --            --             --            --            732             732
Interest expense                            (1,731)           --         (1,145)         (653)       (18,742)        (22,271)
General and administrative                      --            --             --            --         (6,173)         (6,173)
----------------------------------------------------------------------------------------------------------------------------
Income before gain on sale of real estate   29,997         9,327         10,152        11,099        (24,183)         36,392
============================================================================================================================
Gain on sale of real estate                  2,044         5,865             --            --             --           7,909
----------------------------------------------------------------------------------------------------------------------------
Net income                                $ 32,041      $ 15,192       $ 10,152      $ 11,099       $(24,183)      $  44,301
============================================================================================================================
Capital investments                       $ 37,691      $ 19,591       $ 20,324      $  2,049       $  1,216       $  80,871
============================================================================================================================
Total assets                              $321,741      $105,177       $ 79,548      $ 84,041       $ 17,973       $ 608,480
============================================================================================================================

14. SELECTED QUARTERLY FINANCIAL DATA (IN THOUSANDS, UNAUDITED)

The following table summarizes financial data by quarter for WRIT for 2001, 2000 and 1999.

                                                     Quarter
--------------------------------------------------------------------------------
                                  First       Second        Third        Fourth
--------------------------------------------------------------------------------
2001
  Real estate rental revenue    $ 35,324     $ 37,418      $ 37,873     $ 37,809
  Net income                      10,728       12,394        16,824       12,407
  Net income per share*         $   0.30     $   0.33      $   0.43     $   0.32

2000
  Real estate rental revenue    $ 31,935     $ 33,350      $ 34,230     $ 35,217
  Net income                      10,910        9,963        12,793       11,473
  Net income per share*         $   0.31     $   0.28      $   0.36     $   0.32

1999
  Real estate rental revenue    $ 27,654     $ 28,864      $ 29,566     $ 32,891
  Net income                      16,358        8,765         8,826       10,352
  Net income per share*         $   0.46     $   0.25      $   0.25     $   0.29

*Includes gain on the sale of real estate of $0.11 per share in the third quarter of 2001, $0.04 and $0.06 per share in the first and third quarters of 2000 and $0.22 per share in the first quarter of 1999, respectively.

15. SUBSEQUENT EVENT (UNAUDITED)

Subsequent to December 31, 2001, WRIT closed on the sale of 1501 South Capitol Street. On February 28, 2002, WRIT sold this industrial property for $6.2 million, resulting in a gain of approximately $3.8 million.

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF WASHINGTON REAL ESTATE INVESTMENT TRUST

We have audited the accompanying consolidated balance sheets of Washington Real Estate Investment Trust (the "Trust," a Maryland real estate investment trust) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Trust and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                             ARTHUR ANDERSEN LLP

Vienna, Virginia
February 20, 2002

CORPORATE INFORMATION


CORPORATE HEADQUARTERS
Washington Real Estate Investment Trust
6110 Executive Boulevard
Rockville, MD 20852-3927
301.984.9400
800.565.9748
fax 301.984.9610
www.writ.com


COUNSEL
Arent Fox Kintner Plotkin & Kahn, PLLC
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5339


INDEPENDENT PUBLIC ACCOUNTANTS
Arthur Andersen LLP
8000 Towers Crescent Drive
Vienna, VA 22182-2725


TRANSFER AGENT
EquiServe Trust Company, N.A.
P.O. Box 2598
Jersey City, NJ 07303-2598


ANNUAL MEETING
WRIT will hold its annual meeting of stockholders on May 21, 2002, at 11:00 AM at the Hyatt Regency Hotel-Bethesda, One Bethesda Metro Center, Bethesda, MD.


10-K NOTICE
A copy of the company's Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge. Please direct your request to WRIT's Investor Relations Department.


WRIT DIRECT
WRIT's dividend reinvestment and direct stock purchase plan permits cash investment of up to $25,000 per month, plus dividends, with nominal fees, and is IRA eligible.


STOCK INFORMATION
WRIT is traded on the New York Stock Exchange. The symbol listed in the newspaper is WRIT. The trading symbol is WRE.


MEMBER
National Association of Real Estate Investment Trusts(R)
1875 Eye Street, N.W.
Suite 600
Washington, DC 20006-5413

WRIT trustees and officers

TRUSTEES

Edmund B. Cronin, Jr.
  Chairman, President and
  Chief Executive Officer
  Director, John J. Kirlin
  Companies; Potomac Electric
  Power Company

John M. Derrick, Jr.
  Chairman and Chief Executive
  Officer, Potomac Electric
  Power Company

Clifford M. Kendall
  Director, Affiliated
  Computer Service, Inc.;
  VSE Corporation;
  Onsite Sourcing, Inc.

John P. McDaniel
  Chief Executive Officer,
  MedStar Health
  Director, AAL/Lutheran
  Brotherhood

Charles T. Nason
  Chairman and Chief Executive
  Officer, Acacia Life Insurance

David M. Osnos
  Senior Partner, Arent Fox
  Kintner Plotkin & Kahn;
  Director, EastGroup Properties;
  VSE Corporation

Susan J. Williams
  Chief Executive Officer
  and President,
  Williams Aron & Associates

[PHOTO]

OFFICERS

Edmund B. Cronin, Jr.
  Chairman, President and
  Chief Executive Officer

George F. McKenzie
  Senior Vice President,
  Real Estate

Brian J. Fitzgerald
  Managing Director,
  Leasing

Laura M. Franklin
  Managing Director,
  Accounting and Administration,
  Corporate Secretary

Sara L. Grootwassink
  Managing Director,
  Finance and Capital Markets

Kenneth C. Reed
  Managing Director,
  Property Management

Thomas L. Regnell
  Managing Director,
  Acquisitions

[PHOTO]

WASHINGTON REAL ESTATE
INVESTMENT TRUST

6110 Executive Boulevard
Rockville, Maryland 20852-3927
301-984-9400
800-565-9748
Fax: 301-984-9610
www.writ.com

                                    [CHART]

                             [PLOT POINTS TO COME]


The graph on the front cover reflects the total return (dividends plus price appreciation with all dividends reinvested) of WRIT, the S&P 500, the Morgan Stanley REIT Index, the NASDAQ and the DOW for the period beginning December 31, 1971, and ending December 31, 2001.

COMPARE WRIT'S PERFORMANCE WITH OTHER INDUSTRY LEADERS

$10,000 invested in WRIT since 1971, with dividends reinvested, would be worth $1,789,000 as of December 31, 2001.